HUGHES ELECTRONICS CORPORATION


                                                                    EXHIBIT 99.1
                                  Press Release

   April 3, 2001


   Hughes Electronics Corporation
   P.O. Box 956
   El Segundo, CA 90245-0956

   FOR IMMEDIATE RELEASE

   Media contact:
   Richard Dore (310) 662-9670

   HUGHES     SUCCESSFULLY     COMPLETES  ACQUISITION OF TELOCITY; OFFERS FIRST
   NATIONWIDE   PORTFOLIO   OF   DIGITAL   ENTERTAINMENT, AND INTERNET ACCESS
   VIA DSL AND SATELLITE

   EL SEGUNDO,  Calif.,  April 3, 2001 -   Hughes   Electronics    Corporation
   announced today the completion of its $2.15 per share cash tender offer by a wholly owned subsidiary for all outstanding shares of common stock of
   Telocity   Delaware,  Inc. (Nasdaq:  TLCT). The  tender offer expired at 5:00
   p.m. EDT on Monday April 2, 2001.

   With its acquisition of Telocity, HUGHES becomes the only company with the ability to offer on a national basis a portfolio of consumer entertainment and information services that includes digital multichannel television, and high-speed wired and satellite broadband Internet access.

   "The Telocity land-based DSL service today joins the HUGHES award-winning DirecPC satellite-based service and the new generation Satellite Return DirecPC to offer the most complete set of Internet broadband choices for consumers throughout the contiguous United States," said Michael T. Smith, chairman and chief executive officer of HUGHES.

   "HUGHES also will integrate the broadband delivery capabilities of the Telocity service with DIRECTV, the nation's leading provider of digital multichannel entertainment with more than 9.5 million customers, to create a 'whole house' entertainment and information solution that can deliver digital video and high-speed data throughout the home," he said, adding that HUGHES already offers a combined DIRECTV/DirecPC service.

   As of the expiration of the tender offer, based on information provided by the depositary for the tender offer, approximately 77.8 million shares, representing approximately 94 percent of Telocity's issued and outstanding shares of common stock, were validly tendered. Pursuant to the terms of the offer, payment for the shares of Telocity common stock will be made promptly through EquiServe Trust Company, N.A., the depositary for the offer.

   HUGHES also announced today the completion of the merger of the acquiring wholly owned subsidiary with Telocity. As a result of the merger, Telocity became a wholly owned subsidiary of HUGHES. Stockholders of Telocity that did not tender their shares in the offer will receive the same $2.15 per share that they would have received in the offer, unless they perfect dissenters' rights. Telocity's common stock will cease to be listed on Nasdaq as of the close of business on Tuesday, April 3, 2001.

   The Telocity service has an expandable DSL network that currently extends across 150 U.S. metropolitan areas, which account for more than 40 percent of the country's population. DirecPC, a product of Hughes Network Systems of Germantown, Md., is the nation's leading satellite-based Internet and broadband offering.

   DIRECTV and Hughes Network Systems are operating businesses of HUGHES, the world leader in digital television entertainment, satellite services and satellite-based private business networks.
   HUGHES is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE:GMH).

   For additional information on the companies, please visit their websites at www.hughes.com for Hughes Electronics; www.directv.com for DIRECTV; www.telocity.net for the Telocity service; and www.hns.com for Hughes Network Systems.